Exhibit 16.1
FEDERATED EQUITY FUNDS
UNANIMOUS CONSENT OF TRUSTEES

           The undersigned, being all of the Trustees of Federated Equity Funds (the “Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts, and Article V of the Declaration of Trust, and Article V, Section 7 of the Bylaws of the Trust, as amended, to the adoption of the following resolutions with the same effect as though they had been adopted at the meeting of the Trustees:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of MDT Mid-Cap Growth Fund, portfolio of Federated MDT Series, into Federated Mid-Cap Growth Strategies Fund, a portfolio of the Trust.

WITNESS the due execution hereof this 12th day of November, 2009.

/s/ John F. Donahue John F. Donahue	/s/ Peter E. Madden Peter E. Madden
/s/ John T. Conroy, Jr. John T. Conroy, Jr.	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ Nicholas P. Constantakis Nicholas P. Constantakis	/s/ R. James Nicholson R. James Nicholson
/s/ John F. Cunningham John F. Cunningham	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ John S. Walsh John S. Walsh
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ James F. Will James F. Will